         Heller Financial, Inc. Declares Special Dividend to Fuji Bank

Chicago--(February 20, 1998)--Heller Financial, Inc. ("Heller") announced today that its Board of Directors has declared a special $450 million dividend to its parent, Fuji America Holdings, Inc., a wholly owned subsidiary of The Fuji Bank, Limited ("Fuji"). The dividend will be paid on February 24, 1998 in the form of a six year note which is subordinated to all of Heller's senior debt obligations. The note is due on February 24, 2004, bears interest at LIBOR plus 0.50%, and may be prepaid by Heller without premium or penalty at any time.

On January 29, 1998, Heller and Fuji announced that they are considering an initial public offering of common stock by Heller. An offering would support the desire of Heller management to further strengthen Heller's business and gain access to the public equity markets. Fuji announced that it would maintain its majority ownership interest in Heller after any such offering. The timing and the terms of the offering have not yet been determined.

Heller anticipates filing a registration statement with the U.S. Securities and Exchange Commission ("SEC") relating to an initial public offering, subject to final Fuji and Heller internal approvals.

No registration statement relating to any shares of common stock of Heller has been filed with the SEC and any offering will be made only by means of a prospectus. No such shares may be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of such shares of common stock in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.